EXHIBIT 99.1

communication intelligence corporation

FOR IMMEDIATE RELEASE

CIC CLOSES FOLLOW-ON FINANCING ROUND

Investor Demand Leads to Second Closing of Series C Preferred Stock;
Funding Provides CIC with Additional Runway to Demonstrate Progress

Redwood Shores, CA, April 4, 2011 – Communication Intelligence Corporation (“CIC” or the “Company”) (OTCQB: CICI), a leading supplier of electronic signature solutions and the recognized leader in biometric signature verification, reported today that it had closed a follow-on round of funding with a number of new and existing investors to provide additional working capital.

The supplemental financing totaled $800,000 in gross proceeds from the issuance of Series C Participating Convertible Preferred Stock (“Series C Preferred”) and warrants. The closing occurred on March 31, 2011, and represents a follow-on investment on the same terms and conditions as the Company’s Series C Preferred financing that closed on December 31, 2010. Detailed information on the Series C Preferred is included in the Company’s definitive consent solicitation statement that was filed with the Securities and Exchange Commission on December 21, 2010.

“We are pleased to have completed a second closing of Series C Preferred,” stated Philip Sassower, CIC’s Chairman and Chief Executive Officer. “While we do not have an immediate need for capital, this follow-on offering is expected to provide us with additional runway to demonstrate progress and demonstrates investors’ positive reaction to the significant changes implemented at CIC over the past several months. This additional funding brings the total amount raised between December and last Thursday’s closing to approximately $3 million, which, coupled with the recapitalization that was implemented in August 2010, positions CIC for improved performance in the coming quarters and beyond, as our new management team executes our enhanced go-to-market initiatives.”

About CIC
CIC is a leading supplier of electronic signature products and the recognized leader in biometric signature verification. CIC enables companies to achieve truly paperless workflow in their electronic business processes by providing multiple signature technologies across virtually all applications. CIC’s solutions are available both in SaaS and on-premise delivery models and afford “straight-through-processing,” which can increase customer revenue by enhancing user experience and can also

275 shoreline drive #500  •     redwood shores   •     ca 94065 usa     •    650-802-7888 t     •     650-802-7777 f

EXHIBIT 99.1

reduce costs through paperless and virtually error-free electronic transactions that can be completed significantly quicker than paper-based procedures. CIC is headquartered in Redwood Shores, California.  For more information, please visit our website at http://www.cic.com. CIC’s logo is a registered trademark of CIC.

Forward Looking Statements
Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations.  Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company’s technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect customer purchases of the Company’s solutions; (3) the Company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

Contact Information:

CIC
Investor Relations & Media Inquiries:
Andrea Goren
+1.650.802.7723
agoren@cic.com

275 shoreline drive #500  •     redwood shores   •     ca 94065 usa     •    650-802-7888 t     •     650-802-7777 f